Exhibit 99.1

Quality Industrial Corp.

Notes to the audited Pro Forma Condensed Combined Financial Statements

On June 28, 2022, company entered into a binding letter of intent (the “Agreement”) for our company to purchase 51% of the outstanding shares of Quality International Co Ltd FZC, a United Arab Emirates headquartered company (“Quality International”), from the shareholders of Quality International. Quality International is a revenue generating company that manufactures custom solutions for the Oil and Gas, Energy, Water Desalination, Wastewater, Offshore and Public Safety sectors.

The Agreement contemplated a period of due diligence and revaluation followed by entry into a definitive Stock Purchase Agreement. On January 18, 2023, we entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) with the shareholders of Quality International, which agreement provided for our purchase of 52% (increased by 1% over the Agreement) of the shares of Quality International Co Ltd FZC (the “Shares”).

The purchase price for the Shares shall be up to $137,000,000 in cash, paid in six tranches, subject to the achievement of financial milestones presented in a schedule of payments which are set forth in the Purchase Agreement.

On March 6, 2023, having completed all conditions under the Agreement, the Company closed the transaction.

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The audited pro forma condensed combined financial statements are based on the Company’s and Quality International historical consolidated financial statements as adjusted to give effect to the acquisition of Quality International and the shares issued as part of the acquisition. The audited pro forma combined statements of operations and balance sheet for the year ended December 31, 2022, give effect to the Quality International acquisition as if it had occurred on June 28, 2022, with the signed binding letter of intent.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; and (2) factually supportable.

The pro forma adjustments presented in the pro forma combined balance sheet and statement of operations are described in Note 4 — Pro Forma Adjustments.

NOTE 2. ACCOUNTING PERIODS PRESENTED

Certain pro forma adjustments were made to conform accounting policies to the Company’s accounting policies as noted below.

The audited pro forma condensed combined balance sheet as of December 31, 2022, is presented as if the acquisition had occurred on June 28, 2022 and combines the balance sheet of the Company at December 31, 2022 and the balance sheet of the Quality International at December 31, 2022.

The audited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared by combining the Company’s consolidated statement of operations for the year ended December 31, 2022, with the statement of operations of Quality International for the year ended December 31, 2022.

NOTE 3. PRELIMINARY PURCHASE PRICE ALLOCATION

On January 18, 2023, the Company signed the definitive stock purchase agreement and acquired 52% of Quality International co ltd FZC for the consideration of $82,000,000. The audited pro forma condensed combined financial statements include various assumptions, including those related to the preliminary purchase price allocation of the assets acquired based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analysis of fair value of the acquired assets and assumed liabilities.

The total payment for this agreement is $137,000,000, however the committed payment for above mentioned agreement is $82,000,000, and the remaining $55,000,000 will only become payable if certain future conditions are met. However, if the future payment increases, it will also increase the goodwill valuation for the company in the future, equal to the additional amount paid on top of the committed purchase consideration.

NOTE 4. PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the audited pro forma condensed combined financial information:

a)	To give effect of consolidation as per general accepted principles of consolidation, purchase consideration, goodwill and minority Interest has been recorded.

QUALITY INDUSTRIAL CORP
AUDITED PRO FORMA COMBINED BALANCE SHEET

	Quality Industrial Corp.	Quality International FZC	Pro Forma Adjustments	Pro Forma Combined
ASSETS	December 31, 2022	December 31, 2022		December 31, 2022
Current assets
Cash and cash equivalents	3,136	1,309,429	—	1,312,565
Other current assets	10,958	110,278,398	—	110,289,356
Total current assets	14,094	111,587,827	—	111,601,921

Non- Current assets

Investment	82,000,000	—	(82,000,000)	—
Property Plant & Equipment	—	1,365,585	—	1,365,585
Capital WIP	—	1,884,569	—	1,884,569
Furniture, Fixtures & Office Equipment	—	156,370	—	156,370
Lease Hold Improvements & Building	—	17,390,067	—	17,390,067
Right of Use assets	—	11,906,654	—	11,906,654
Goodwill	—	—	56,387,027	56,387,027
Total other assets	82,000,000	32,703,245	(25,612,973)	89,090,272
Total Assets	82,014,094	144,291,072	(25,612,973)	200,692,193
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	1,260,220	43,289,973	—	44,550,194
Other Current Liabilities	81,079,230	19,056,696	—	100,135,926
Total current liabilities	82,339,450	62,346,669	—	144,686,119

Long Term liabilities
Convertible Notes	1,100,000	—	—	1,100,000
Other long term liabilities	—	28,028,680	—	28,028,680
Total Long-Term Liabilities	1,100,000	28,028,680	—	29,128,680
Stockholders' Equity
Preferred stock; $0.001 par value; 1,000,000 shares authorized; 0 and 0 shares issued and outstanding as of as of December 31, 2022, and December 31, 2021, respectively	—	—	—	—
Common stock; $0.001 par value; 200,000,000 shares authorized; 102,883,709 and 94,738,209 shares issued and outstanding as of December 31, 2022, and December 31, 2021, respectively	102,886	—	—	102,886
Additional paid-in capital	12,174,975	49,255,718	(49,255,718)	12,174,975
Retained Earnings/ accumulated Deficit	(13,703,217)	4,660,005	—	(9,043,212)
Minority Interest	—	—	23,642,745	23,642,745
Total stockholders' Equity	(1,425,356)	53,915,723	(25,612,973)	26,877,394
Total liabilities and stockholders' Equity	82,014,094	144,291,072	(25,612,973)	200,692,193

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QUALITY INDUSTRIAL CORP.
AUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Quality Industrial Corp.	Quality International Co Ltd FZC	Proforma Adjustments	Pro Forma Combined
	December 31, 2022	December 31, 2022		December 31, 2022
Revenue	—	65,603,673	—	65,603,673

Cost of revenues	—	43,931,541	—	43,931,541

Gross profit	—	21,672,132	—	21,672,132
Operating expenses	—	—	—	—
Professional fees	255,111	—	—	255,111
Product Development	—	—	—	—
General and administrative	115,000	11,101,017	—	11,216,017
Total operating expenses	370,111	11,101,017	—	11,471,128

Profit/ Loss from Operations	(370,111)	10,571,115	—	10,201,004

Non-Operating expenses
Interest on Convertible Notes	31,855	—	—	31,855
Interest expense	1,984	3,838,336	—	3,840,320
Loss on License Agreement	104,550	—	—	104,550
Depreciation	—	171,014	—	171,014
Total other expenses	138,389	4,009,350	—	4,147,739
Non-Operating Income
Other Non-Operating Income	—	262,932	—	262,932
Gain on settlement & forgiveness of debt	457,071	—	—	457,071
Total Non-Operating Income	457,071	262,932	—	720,003
Net loss/ profit	(51,429)	6,824,697	—	6,773,268

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